EXHIBIT 4.445

FIFTH AMENDMENT TO THE PLEDGE AGREEMENT OVER RECEIVABLES AND
OTHER CREDIT RIGHTS
between
The Bank of New York Mellon
as Collateral Agent for the benefit of the Secured Parties under the First Lien Intercreditor Agreement
and
Closure Systems International (Brazil) Sistemas de Vedação Ltda.
as Grantor
________________________
Dated as of
September 8, 2011
________________________

FIFTH AMENDMENT TO THE PLEDGE AGREEMENT OVER RECEIVABLES AND OTHER CREDIT RIGHTS
This Fifth Amendment to the Pledge Agreement over Receivables and Other Credit Rights (the “Amendment”) is made as of _September 8_, 2011 by and among:
     (a) The Bank of New York Mellon, a financial institution duly organized and existing under the laws of the State of New York, with its registered office at One Wall Street, New York, New York, enrolled with the Brazilian Taxpayers Roll of the Ministry of Finance (CNPJ/MF) under nº 09.214.177/0001-65, acting exclusively in the capacity as collateral agent of and for the benefit of the Secured Parties under the First Lien Intercreditor Agreement (together with its successors and permitted assignees in such capacity, the “Collateral Agent”); and
     (b) Closure Systems International (Brazil) Sistemas de Vedação Ltda., a limited liability company duly organized and existing in accordance with the laws of Brazil, with its registered office in the City of Barueri, State of São Paulo, at Alameda Araguaia, nº 1.819-1.889, Sítio Tamboré, enrolled with the Brazilian Taxpayers Roll of the Ministry of Finance (CNPJ/MF) under nº 09.074.885/0001-48, herein represented in accordance with its Charter Documents (together with its successors and permitted assignees, the “Grantor”);
     WHEREAS, on January 29, 2010, the parties hereto entered into the Pledge Agreement over Receivables and Other Credit Rights (the “Pledge Agreement”).
     WHEREAS, the Pledge Agreement was amended by (i) the Amendment to the Pledge Agreement over Receivables and Other Credit Rights dated May 4, 2010, in respect of an Amendment No. 2 and Incremental Term Loan Assumption Agreement dated May 4, 2010, (ii) the Second Amendment to the Pledge Agreement over Receivables and Other Credit Rights dated November 16, 2010, in respect of an Amendment No. 3 and Incremental Term Loan Assumption Agreement dated September 30, 2010 and a Senior Secured Notes Indenture dated October 15, 2010, (iii) the Third Amendment to the Pledge Agreement over Receivables and Other Credit Rights dated January 31, 2011, and (iv) the Fourth Amendment to the Pledge Agreement over Receivables and Other Credit Rights dated March 2, 2011, in respect of an Amendment No. 4 and Incremental Term Loan Assumption Agreement dated February 9, 2011 and the February 2011 Secured Notes Indenture.
     WHEREAS, the following document was entered into on the dates, and by and among the parties, described below:
     Amendment No. 6 and Incremental Term Loan Assumption Agreement dated August 9, 2011, entered into by and among, including others, Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings Inc., Closure Systems International Holdings Inc., SIG Euro Holding AG & Co. KGaA, SIG Austria Holding GmbH, Closure Systems International B.V., Pactiv Corporation, Reynolds Group Holdings Limited, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Credit Suisse AG as administrative agent for the Lenders, related to and amending and restating the Credit Agreement dated as of November 5, 2009, as set out therein and as further amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time (the “Second Amended and Restated Credit Agreement”).
     WHEREAS, pursuant to an indenture (the “August 2011 Secured Notes Indenture”) dated August 9, 2011, and entered into between, among others the August 2011 Escrow Issuers (as defined below), The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited as additional collateral agent, certain secured notes (the “August 2011 Secured Notes”) were issued by the August 2011 Escrow Issuers. On or about the date of this agreement, the August 2011 Secured Notes shall be released from escrow, RGHL US Escrow II Inc. and RGHL US Escrow II LLC shall be merged with and into Reynolds Group Issuer Inc. and Reynolds Group Issuer LLC (together with Reynolds Group (Luxembourg) S.A., the “August 2011 Ultimate Issuers”), respectively, and the obligations of the August 2011 Escrow Issuers shall be assumed by the August 2011 Ultimate Issuers pursuant to one or more supplemental indentures between, among others, the August 2011 Escrow Issuers, the August 2011 Ultimate Issuers, The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited, as additional collateral agent.
     WHEREAS, the obligations in respect of the August 2011 Secured Notes Indenture and any Senior Secured Note Documents (as defined therein) have been designated as “Additional Obligations” under, and in accordance with section 5.02(c) of the First Lien Intercreditor Agreement (the “Secured Notes Designation”).
     WHEREAS, the parties recognize and agree that the security interest created under the Pledge Agreement shall extend to secure, in addition to the obligations currently secured thereby, the obligations created under the Second Amended and Restated Credit Agreement and the Additional Documents (as defined under the First Lien Intercreditor Agreement) in respect of the Secured Notes Designation (“Additional Covered Obligations”).
     NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants contained herein, the parties hereto agree as follows:
     1. Defined Terms. Capitalized terms used and not otherwise defined in this Amendment are used herein and in any notice given under this Amendment with the same meanings ascribed to such terms in the Pledge Agreement and in the First Lien Intercreditor Agreement, as applicable. All terms defined in this Amendment shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.
     2. Amendment. The parties hereto agree to amend the Pledge Agreement as follows, such amendments to be in force and effect as of the date hereof:
(a)	The following new definitions will be inserted at the appropriate place in alphabetical order with the following wording:

“August 2011 Issuers” means the “Issuers” under, and as defined in, the August 2011 Secured Notes Indenture, including their successors in interest.
“August 2011 Escrow Issuers” means RGHL US Escrow II Inc. and RGHL US Escrow II LLC, including their successors in interest.
“August 2011 Secured Notes Indenture” means the indenture dated August 9, 2011, between the August 2011 Escrow Issuers and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited, as additional collateral agent, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time and to which Reynolds Group Issuer Inc., Reynolds Group Issuer LLC and Reynolds Group Issuer (Luxembourg) S.A. have or will become a party as issuers by way of RGHL US Escrow II Inc. and RGHL US Escrow II LLC merging with and into Reynolds Group Issuer Inc. and Reynolds Group Issuer LLC, respectively, and one or more supplemental indentures being entered into between, among others, the August 2011 Escrow Issuers, Reynolds Group Issuer Inc., Reynolds Group Issuer LLC, Reynolds Group Issuer (Luxembourg) S.A., The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited as additional collateral agent.
“August 2011 Secured Notes Indenture Secured Parties” shall mean such entities as fall within the definition of “Additional Secured Parties” under the First Lien Intercreditor Agreement as a result of the designation of the obligations in respect of the August 2011 Secured Notes Indenture and the Senior Secured Note Documents (as defined therein) being “Additional Obligations” under the First Lien Intercreditor Agreement.
“Credit Agreement” means the second amended and restated credit agreement dated August 9, 2011 among Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings Inc., SIG Euro Holding AG & Co. KGaA, Closure Systems International Holdings Inc., Closure Systems International B.V., Pactiv Corporation and SIG Austria Holding GmbH as borrowers, Reynolds Group Holdings Limited, the lenders from time to time party thereto and Credit Suisse AG as administrative agent, as further amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time.”
     (b) In order to evidence the extension of the security interest created under the Pledge Agreement to the Additional Covered Obligations, the Parties agree to amend the description of the Secured Obligations contained in Schedule A-I of the Pledge Agreement to read as follows:

Description of the Secured Obligations under the Loan Documents
A) All obligations owed to the Secured Parties now existing or hereafter arising, direct or indirect, absolute or contingent, due or to become due, under the Loan Documents, including (and without limitation):
(i)	a senior secured U.S. Tranche B term loan facility in an aggregate principal amount not in excess of US$2,325,000,000 with an interest rate equivalent to the Applicable Margin plus (a) the greater of (i) 1.25% per annum and (ii) the product of (x) the LIBO Rate in effect for such Interest Period and (y) Statutory Reserves or (b) the Alternate Base Rate as applicable; which shall be repaid in full on February 9, 2018 (subject to prepayment and acceleration provisions);
(ii)	a senior secured U.S. Tranche C term loan facility in an aggregate principal amount not in excess of US$2,000,000,000 with an interest rate equivalent to the Applicable Margin plus (a) the greater of (i) 1.25% per annum and (ii) the product of (x) the LIBO Rate in effect for such Interest Period and (y) Statutory Reserves or (b) the Alternate Base Rate as applicable; which shall be repaid in full on August 9, 2018 (subject to prepayment and acceleration provisions);
(iii)	a European term loan facility in an aggregate principal amount of approximately €250,000,000 with an interest rate equivalent to the Applicable Margin plus (a) the greater of (i) 1.50% per annum and (ii) (x) the EURIBO Rate in effect for such Interest Period plus (y) Mandatory Cost or (b) in the case of loans denominated in Euro, the Foreign Base Rate as applicable; which shall be repaid in full on February 9, 2018 (subject to prepayment and acceleration provisions);
(iv)	a senior secured U.S. revolving loan facility in an aggregate principal amount of approximately US$120,000,000, which principal amounts include sub-limits for letter of credit facilities, with an interest rate equivalent to the Applicable Margin plus (a) the greater of (i) 2.00% per annum and (ii) the product of (x) the LIBO Rate in effect for such Interest Period and (y) Statutory Reserves or (b) the Alternate Base Rate as applicable; which shall be repaid in full on November 5, 2014 (subject to prepayment and acceleration provisions);
(v)	a European revolving loan facility in an aggregate principal amount of approximately €80,000,000, which principal amounts include sub-limits for letter of credit facilities with an interest rate equivalent to the Applicable Margin plus (a) the greater of (i) 2.00% per annum and (ii) (x) the EURIBO Rate in effect for such Interest Period plus (y) Mandatory Cost or (b) in the case of loans denominated in Euro, the Foreign Base Rate as applicable; which shall be repaid in full on November 5, 2014 (subject to prepayment and acceleration provisions); and
(vi)	incremental loan facilities in a principal amount up to US$750,000,000 with an interest rate equivalent to the rates set forth in clauses (i) through (iv) above, as applicable to the relevant incremental loan facility; which shall be repaid in full as set forth in clauses (i) through (iv) above, as applicable to the incremental loan facility or such other as set out in the relevant Incremental Assumption Agreement, which date shall be earlier than the dates set forth above as applicable to the incremental loan facility (subject to prepayment and acceleration provisions).
B) all other obligations, advances, debts and liabilities owed to the Secured Parties under the Credit Agreement, including indemnities, fees and interest incurred under, arising out of or in connection with the Credit Agreement.
Definitions
For the purpose of this item “I” of this Schedule A all capitalized terms used and not otherwise defined in this Agreement shall have the meaning ascribed to such terms in the Credit Agreement.
(c) In order to evidence the extension of the security interest created under the Pledge Agreement to the Additional Covered Obligations, the Parties also agree to insert Schedule A-V describing the obligations in respect of the August 2011 Secured Notes:
V — Description of the Obligations Under the Senior Secured Note Documents
(Relating to the August 2011 Secured Notes Indenture)
All obligations owed to the August 2011 Secured Notes Indenture Secured Parties now existing or hereafter arising, direct or indirect, absolute or contingent, due or to become due, under the Senior Secured Note Documents (as such term is defined in the August 2011 Secured Notes Indenture), including (and without limitation):
(i)	the due and punctual payment of:
(a)	(A) US$1,500,000,000 aggregate principal amount on the notes due 2019 and interest, which shall be paid on February 15 and August 15, at the rate of 7.875% per annum (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the notes, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise; and

(b)	all other monetary obligations of any August 2011 Issuer to any of the August 2011 Secured Notes Indenture Secured Parties under the Senior Secured Note Documents (as such term is defined in the August 2011 Secured Notes Indenture), including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise

(including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).
(ii)	the due and punctual performance of all other obligations of the August 2011 Issuers under or pursuant to the Senior Secured Note Documents (as such term is defined in the August 2011 Secured Notes Indenture); and
(iii)	the due and punctual payment and performance of all the obligations of each other obligor under or pursuant to the Senior Secured Note Documents (as such term is defined in the August 2011 Secured Notes Indenture).
     (d) For the avoidance of doubt, the parties agree that, as a result of this amendment: (i) the obligations created under the Second Amended and Restated Credit Agreement and the August 2011 Secured Notes Indenture and the Senior Secured Note Documents (as defined therein) shall be considered “Secured Obligations” for the purposes of the Pledge Agreement; and (ii) any August 2011 Secured Notes Indenture Secured Parties (including any holder of the August 2011 Secured Notes) shall be considered “Secured Parties” for the purposes of the Pledge Agreement.
     2. Registration of this Amendment. The Grantor, at its expense, shall within 20 (twenty) days from the execution date of this Amendment, (i) cause the signature of the parties who have signed this Amendment outside Brazil to be notarized by a public notary and consularized at the local Brazil consulate, (ii) cause this Amendment to be translated into Portuguese by a sworn translator (tradutor público juramentado), and (iii) have this Amendment, together with its sworn translation (tradução juramentada) into Portuguese, annotated at the margin of the registration of the Pledge Agreement with the competent Registry of Deeds and Documents (Cartório de Registro de Títulos e Documentos) in Brazil pursuant to Article 128 of Law No. 6,015 of December 31, 1973. The Grantor shall, promptly after such registration deliver to the Collateral Agent evidence of such registration in form and substance satisfactory to the Collateral Agent. All expenses incurred in connection with such registrations shall be borne by the Grantor.
     Notwithstanding the foregoing, the Collateral Agent, at its sole discretion, may decide to undertake any of the registrations, translations, filings and other formalities described herein if Grantor fails to do so, whereupon the Grantor shall reimburse the Collateral Agent promptly of any and all costs and expenses incurred by it related to such registrations, translations, filings and other formalities in accordance with the provisions of the Principal Finance Documents.
     3. Effectiveness of the Pledge Agreement. All the provisions of the Pledge Agreement not expressly amended as a result of this Amendment shall remain in full force and effect.
     4. Security Document. The Parties agree that this Amendment shall be deemed a “Security Document” for the purposes of and as defined in the First Lien Intercreditor Agreement (and for no other purpose) and that, accordingly, all rights, duties, privileges, protections and benefits of the Collateral Agent set forth in the First Lien Intercreditor Agreement are hereby incorporated by reference.

     5. Governing Law; Jurisdiction. This Amendment shall be governed by and construed and interpreted in accordance with the laws of Brazil. The parties irrevocably submit to the jurisdiction of the courts sitting in the City of São Paulo, State of São Paulo, Brazil, any action or proceeding to resolve any dispute or controversy related to or arising from this Amendment and the parties irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such courts, with the express waiver of the jurisdiction of any other court, however privileged it may be.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed in the presence of the undersigned witnesses.
Closure Systems International (Brazil) Sistemas de Vedação Ltda.

/s/ Guilherme Rodrigues Miranda
Name:	Guilherme Rodrigues Miranda
Title:	Manager

The Bank of New York Mellon, as Collateral Agent acting as agent of and for the benefit of the Secured Parties

/s/ Marcos Canecchio Ribiero
Name:	Marcos Canecchio Ribeiro
Title:	attorney-in-fact

WITNESSES:

/s/ Sergio Henrique Nascimiento	/s/ Jacyara de Barros

Name: Sergio Henrique Nascimiento ID: 3-995-693-3	Name: Jacyara de Barros ID: 34-967-269-6 SSP-SP